Exhibit 10.14

LIMITED WAIVER AND SECOND AMENDMENT
TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This LIMITED WAIVER AND SECOND AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Second Amendment”), dated as of March 31, 2008, is entered into by and among: (A) MTR GAMING GROUP, INC., a Delaware corporation (“MTRI”), MOUNTAINEER PARK, INC., a West Virginia corporation (“MPI”), SPEAKEASY GAMING OF LAS VEGAS, INC., a Nevada corporation (“SGLVI”), PRESQUE ISLE DOWNS, INC., a Pennsylvania corporation (“PIDI”), and SCIOTO DOWNS, INC., an Ohio corporation (“SDI” and together with MTRI, MPI, SGLVI and PIDI, each, a “Borrower” and collectively, the “Borrowers”); (B) the Requisite Lenders; and (C) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders under the Credit Agreement, the Swingline Lender and the L/C Issuer (in such capacity, the “Agent Bank”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Credit Agreement defined below.

RECITALS

A.            Borrowers, the Agent Bank and the Lenders have previously entered into that certain Fifth Amended and Restated Credit Agreement, dated as of September 22, 2006 (the “Original Credit Agreement”), as amended by First Amendment to Fifth Amended and Restated Credit Agreement dated as of June 19, 2007 (the “First Amendment” and together with the Original Credit Agreement as in effect prior to the date hereof, the “Existing Credit Agreement” and as the same may be further amended, restated, supplemented or otherwise modified and in effect from time to time, including, but not limited to, by this Second Amendment, the “Credit Agreement”), by and among Borrowers, the Lenders, and Wells Fargo Bank, National Association, as Agent Bank, L/C Issuer and Swingline Lender.

B.            As of the date of this Second Amendment, Events of Default have occurred and are continuing under the Existing Credit Agreement as a result of the “Covenant Defaults,” as such term is defined in Recital D of that certain Agreement for Release of Collateral, Application of Sale Proceeds and Forbearance dated as of March 5, 2008 between the Borrowers and Agent Bank.

C.            Borrowers have requested a limited waiver with respect to the Covenant Defaults and certain amendments to the Existing Credit Agreement as set forth below.

D.            The Agent Bank and the Requisite Lenders are willing to grant such requests on the terms and subject to the conditions set forth in this Second Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree, except as otherwise set forth herein, as of the Second Amendment Effective Date (as defined in Section 4 below) as follows:

SECTION 1.                         Limited Waiver.  On the terms and subject to the conditions of this Second Amendment (including the satisfaction of the conditions precedent set forth in Section 4 below), the Agent Bank and the Requisite Lenders hereby waive the Covenant Defaults.  The foregoing limited waiver of the Covenant Defaults is a one-time waiver and not a continuing waiver, and shall apply only to the matters and time periods set forth in the definition of Covenant Defaults.  Without limiting the generality of the foregoing, such waiver shall not apply to any failure by Borrowers to comply with any of the covenants in the Credit Agreement giving rise to the Covenant Defaults or any other provisions of the Credit Agreement or any other Loan Documents.

SECTION 2.                         Amendments.  On the terms and subject to the conditions of this Second Amendment (including the satisfaction of the conditions precedent set forth in Section 4 below), the Existing Credit Agreement is hereby amended as follows:

(a)           Definition of “Acceptable Senior Refinancing”.  The definition of “Acceptable Senior Refinancing” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Acceptable Senior Refinancing” shall mean a full refinancing of the Senior Unsecured Notes on an unsecured basis and otherwise on terms and conditions and pursuant to documents, in each case, acceptable to the Requisite Lenders in their sole discretion (including, without limitation, the amount, maturity, amortization, interest rate, covenants, defaults and remedies) and the Requisite Lenders have confirmed such acceptability in writing.

(b)           Definition of “Adjusted Fixed Charge Coverage Ratio”.  The definition of “Adjusted Fixed Charge Coverage Ratio” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Adjusted Fixed Charge Coverage Ratio” shall mean as of the last day of each Fiscal Quarter with reference to the Borrower Consolidation:

An amount equal to the sum of the following: (i) EBITDA for the four Fiscal Quarter period ending on that date, plus (ii) the sum of equity contributions received by the Borrower Consolidation during the four Fiscal Quarter period ending on that date plus, to the extent not already included in the calculation of EBITDA, the aggregate amount of cash gains from any sale of Non-Core Assets of any Borrower that are recognized during the four Fiscal Quarter period ending on that date; provided that the aggregate amount under this clause (ii) shall not exceed Two Million Dollars ($2,000,000) for the four Fiscal Quarter period ending on that date, minus (iii) the aggregate amount of Distributions actually paid during the four Fiscal Quarter period ending on that date, minus (iv) the aggregate amount federal and state taxes on or measured on or measured by income that were actually paid during the four Fiscal Quarter period ending on that date (less the aggregate amount of any income tax refunds actually received during such period), minus (v) the aggregate amount of the Capital Expenditure Proxy Amount for the four Fiscal Quarter period ending on that date

Divided by (÷)

An amount equal to the sum of the following: (i) Interest Expense (expensed and capitalized) determined for the four Fiscal Quarter period ending on that date, plus (ii) the current portion of all interest bearing Indebtedness as of the end of the four Fiscal Quarter period ending on that date, plus (iii) the current portion of Capitalized Lease Liabilities as of the end of the four Fiscal Quarter period ending on that date.

(c)           Definition of “Aggregate Commitment”.  The definition of “Aggregate Commitment” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Aggregate Commitment” shall mean reference to the aggregate amount committed by Lenders for advance to or on behalf of the Borrowers as Borrowings under the Credit Facility in the principal amount of One Hundred Twenty Five Million Dollars ($125,000,000.00) as of the Second Amendment Effective Date, as may be reduced from time to time by: (i) the Scheduled Reductions, (ii) Voluntary Permanent Reductions, and/or (iii) Mandatory Commitment Reductions.

(d)           Definition of “Applicable Margin”.  The definition of “Applicable Margin” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin” shall mean (i) for any Base Rate Loan, 2.250% and (ii) for any LIBOR Loan, prior to the Second Amendment Effective Date, 2.875% and, from and after the Second Amendment Effective Date, 5.000%.

(e)           Definition of “Capital Proceeds”.  The definition of “Capital Proceeds” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Capital Proceeds” shall mean the proceeds received by the Borrower Consolidation from (i) partial or total condemnation or destruction of any part of any property of the Borrowers or any Subsidiary of the Borrowers, (ii) insurance proceeds (other than rent insurance and business interruption insurance) received in connection with damage to or destruction of any property of the Borrowers or any Subsidiary of the Borrowers, and (iii) the sale, transfer, conveyance or other disposition of any portion of any property of the Borrowers or any Subsidiary of the Borrowers (not including, however, any proceeds received by Borrowers, or any of them, from a condemnation, damage or destruction of FF&E or other personal property if such FF&E or other personal property is replaced by items of equivalent value and utility, in each case such exclusion to apply only during any period in which no Default or Event of Default has occurred and is continuing).

(f)            Definition of “Cash Collateralize”.  The definition of “Cash Collateralize” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Agent Bank, for the benefit of the Banks, as collateral for the Obligations, cash or deposit account balances in an amount equal to the then applicable L/C Exposure pursuant to documentation in form and substance reasonably satisfactory to the Agent Bank (which documents are hereby consented to by the Lenders).  Derivatives of such term shall have a corresponding meaning.

(g)           Definition of “Change of Control”. The definition of “Change of Control in Section 1.01 of the Existing Credit Agreement is hereby amended by (i) deleting the “.” at the end of paragraph “(c)” and replacing it with “; or” and (ii) adding thereto the following paragraph “(d)”:

“(d)         A “Change of Control” as defined in the Senior Subordinated Indenture, a “Change of Control” as defined in the Senior Unsecured Indenture or a “change of control” or “change in control” as defined in any document governing any other Indebtedness of any Borrower or Restricted Subsidiary which gives the holders of such Indebtedness the right to accelerate or otherwise require payment or redemption of such Indebtedness prior to the maturity date thereof.”

(h)           Definition of “EBITDA”.  The definition of “EBITDA” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“EBITDA” shall mean, for any period with reference to the Borrower Consolidation, (a) Net Income for such period plus, (b) to the extent deducted in determining such Net Income for such period, the sum of the following for such period, without duplication: (i) Interest Expense (expensed and capitalized) for such period , (ii) the aggregate amount of federal and state taxes on or measured by income for such period (whether or not payable during that period), (iii) depreciation, amortization and all other non-cash expenses for such period, (iv) all non-cash losses and extraordinary losses and (v) preopening expenses for such period, minus (c) all non-cash gains and extraordinary gains to the extent taken into account in arriving at such Net Income, in each case as determined in accordance with GAAP.

For purposes of Financial Covenants, EBITDA shall include only Cash distributions actually funded by an Unrestricted Subsidiary that are received by the Borrower Consolidation.

Pro forma credit shall be given for the EBITDA of a company (or identifiable business unit or division) included in Borrower Consolidation that was acquired in a transaction permitted by this Credit Agreement as if such company (or identifiable business unit or division) was owned on the first day of the applicable period; companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.

(i)            Definition of “Mandatory Commitment Reduction(s)”.  The definition of “Mandatory Commitment Reduction(s)” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Mandatory Commitment Reduction(s)” shall mean a permanent reduction of the Aggregate Commitment which shall be made from time to time as may be required under Sections 2.15, 5.12, 5.26 and/or 8.02.

(j)            Definition of “Maturity Date”.  The definition of “Maturity Date” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Maturity Date” shall mean March 31, 2010; provided, however, in the event the Senior Unsecured Notes are not fully refinanced pursuant to an Acceptable Senior Refinancing by October 1, 2009, the “Maturity Date” shall be October 1, 2009.

(k)           Definition of “Net Proceeds”.  The definition of “Net Proceeds” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Net Proceeds” shall mean the aggregate cash proceeds received by the Borrower Consolidation in respect of (a) Capital Proceeds net of the direct costs relating to such sale, transfer, conveyance or disposition of FF&E or any other property of the Borrowers or any Subsidiary of the Borrowers, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such sale, transfer, conveyance or disposition of FF&E or any other property of the Borrowers or any Subsidiary of the Borrowers and all Indebtedness assumed by the purchaser in connection with such sale, transfer, conveyance or disposition of FF&E or any other property of the Borrowers or any Subsidiary of the Borrowers and all taxes paid or payable as a result of such sale, transfer, conveyance or disposition, and (b) any Equity Offering issued by MTRI, in each case less all costs, fees and expenses (including without limitation underwriting, placement, financial advisory and similar fees and expenses) incurred in connection with the issuance of such Equity Offering, but shall not include the proceeds of Insider Cash Loan and Insider Non-Cash Loans, until such Insider Non-Cash Loans have been repaid.

(l)            Definition of “Non-Core Assets”.  The definition of “Non-Core Assets” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Non-Core Assets” shall mean all assets of the Borrower Consolidation other than (i) the MPI Hotel/Casino Facilities and all operations and business conducted at or in connection with the MPI Hotel/Casino Facilities and all assets located at the MPI Hotel/Casino Facilities or used in the operations or business of or useful to the MPI Hotel/Casino Facilities, (ii) the SDI Facility and all operations and business conducted at or in connection with the SDI Facility and all assets located at the SDI Facility or used in the operations or business of or useful to the SDI Facility, (iii) the PIDI Facility and all operations and business conducted at or in connection with the PIDI Facility and all assets located at PIDI Facility or used in the operations or business of or useful to the PIDI Facility, (iv) the Borrowers, (v) the Unrestricted Subsidiaries and (vi) the common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests of any Borrower and any Restricted Subsidiary (regardless of how designated and whether or not voting or non-voting) and warrants, options and other rights to acquire any of the foregoing.

(m)          Definition of “Phase II SGLVI Net Proceeds”.  Section 1.01 of the Existing Credit Agreement is hereby amended and restated by adding thereto the following:

“Phase II SGLVI Net Proceeds” shall mean the Net Proceeds resulting from the sale or disposition of the personal property consisting of the SGLVI Collateral.

(n)           Definition of “Revolving Credit Note”.  The definition of “Revolving Credit Note” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Revolving Credit Note” shall mean collective reference to the Revolving Credit Note (Second Restated), a copy of which is marked “Exhibit A”, affixed to the Second Amendment and by this reference incorporated herein and made a part hereof, to be executed by Borrowers on or before the Second Amendment Effective Date, payable to the order of Agent Bank on behalf of the Lenders, evidencing the Credit Facility, together with each Replacement Note or Replacement Notes issued on and after the Second Amendment Effective Date to one or more of the Lenders pursuant to Section 2.05(i) evidencing the respective Syndication Interest of such Lender or Lenders, in each case as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time, which Revolving Credit Note shall fully restate and supersede the revolving credit note (first restated) and replacement notes issued in connection with the Existing Credit Agreement.

(o)           Definition of “Schedule of Lenders’ Proportions in Credit Facility”.  The definition of “Schedule of Lenders’ Proportions in Credit Facility” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Schedule of Lenders’ Proportions in Credit Facility”, a copy of which is set forth as Schedule 2.01(a), affixed to the Second Amendment and by this reference incorporated herein and made a part hereof, setting forth the respective Syndication Interest and maximum amount to be funded under the Credit Facility by each Lender with respect to the Aggregate Commitment as of the Second Amendment Effective Date, as the same may be amended or restated from time to time in connection with an Assignment and Assumption Agreement, which revised Schedule 2.01(a) shall fully restate and supersede Schedule 2.01(a) attached to the Existing Credit Agreement and all previous amendments and restatements thereof.

(p)           Definition of “Senior Secured Leverage Ratio”.  The definition of

“Senior Secured Leverage Ratio” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Senior Secured Leverage Ratio” as of the end of any Fiscal Quarter shall mean the ratio resulting by dividing (a) Total Senior Secured Funded Debt as of such date by (b) EBITDA for the four Fiscal Quarter period ending on that date.

(q)           Definition of “Subordinated Obligations”.  The definition of “Subordinated Obligations” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Subordinated Obligations” shall mean, as of any date of determination (without duplication), any Indebtedness of the Borrowers or any of their respective Restricted Subsidiaries (including the Senior Subordinated Notes) on that date which has been subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Requisite Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Requisite Lenders may require in their sole discretion.

(r)            Definition of “Total Funded Debt”.  The definition of “Total Funded Debt” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Total Funded Debt” shall mean with reference to the Borrower Consolidation for any period: (i) the Aggregate Outstandings as of the last day of such period, plus (ii) the total as of the last day of such period of both the long-term and current portions (without duplication) of all other Indebtedness (including Contingent Liabilities) and Capitalized Lease Liabilities.

(s)           Definition of “Total Leverage Ratio”.  The definition of “Total Leverage Ratio” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Total Leverage Ratio” as of the end of any Fiscal Quarter shall mean the ratio resulting by dividing (a) Total Net Funded Debt as of such date by (b) EBITDA for the four Fiscal Quarter period ending on that date.

(t)            No LIBOR Loans.  Article I of the Existing Credit Agreement is hereby amended by adding a new Section 1.06 thereto as follows:

“Section 1.06         No LIBOR Loans.  Notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, from and after the Second Amendment Effective Date, Borrowers shall have no right to borrow, convert, continue or otherwise hold or obtain LIBOR Loans; provided that any and all LIBOR Loans outstanding as of the Second Amendment Effective Date shall remain LIBOR Loans until the end of then-current Interest Period and upon the expiration of the applicable Interest Period such LIBOR Loan shall be automatically converted to a Base Rate Loan.”

(u)           Commitment Increases - Removed.  Section 2.01(d) of the Existing Credit Agreement is hereby amended by replacing “Fifty Million Dollars ($50,000,000.00)” with “Zero Dollars ($0).”

(v)           Interest Payment Dates.  The second sentence of Section 2.05(b) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Interest accrued on each Base Rate Loan shall be due and payable on (a) the Second Amendment Effective Date, (b) thereafter, on the 20th day of each calendar month (or if the 20th day of such calendar month is not a Banking Business Day, the first Banking Business Day thereafter) and (c) the Maturity Date.”

(w)          Commitment Fee.  Section 2.09(b) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“b.           Borrowers shall pay a monthly nonusage fee (the “Commitment Fee”) to the Agent Bank for the account of the Lenders.  The Commitment Fee shall commence to accrue on the Second Amendment Effective Date and shall be calculated as the product of (i) 0.75% multiplied by an amount equal to (ii) the daily average of the Aggregate Commitment less the daily average of the Funded Outstandings computed on the basis of a three hundred sixty (360) day year based on the number of actual days elapsed.  Each Commitment Fee shall be payable in arrears on a monthly basis on or before the fifth (5th) day following receipt by Borrowers of an invoice from Agent Bank setting forth the amount of such Commitment Fee for each applicable calendar month, and upon Bank Facilities Termination.  Each Commitment Fee shall be promptly distributed by Agent Bank to Lenders in proportion to their respective Syndication Interest in the Credit Facility, as in effect from time to time during each applicable calendar month.”

(x)            Letters of Credit Fees.  Sections 2.09(c)(i) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“(i)          As of the Second Amendment Effective Date, Borrowers have paid all unpaid letter of credit fees accrued and unpaid as of the Second Amendment Effective Date for each Letter of Credit outstanding under the Existing Credit Agreement.  With respect to all Letters of Credit issued hereunder for the period from and including the day each such Letter of Credit issued to, but excluding, the applicable Stated Expiry Date, the Borrowers shall pay to the Agent Bank a letter of credit fee (“L/C Fee”) equal to the greater of (i) Five Hundred Dollars ($500.00) and (ii) the Stated Amount of each such Letter of Credit multiplied by 5.00% (per annum), due and payable monthly in arrears on the first Banking Business Day of each month and on the Stated Expiry Date of each such Letter of Credit.”

(y)           Late Fees.  Section 2.09 of the Existing Credit Agreement is hereby amended and restated by adding thereto the following paragraphs at the end thereof:

“d.           In the event that Borrowers fail to comply with Section 5.08(a), (b), (c), (d) or (e) in any respect on or before the due date set forth in Section 5.08(a), (b),

(c), (d) or (e), Borrowers shall pay to Agent Bank for the account of the Lenders in respect of each such failure a per occurrence fee equal to $50,000.00 (each, a “Per Occurrence Fee”), which shall be due and payable on the first day after such due date. The Per Occurrence Fees shall not be refundable under any circumstances.  Each Per Occurrence Fee received by Agent Bank shall be promptly distributed by Agent Bank to Lenders in proportion to their respective Syndication Interests in the Credit Facility at the time of receipt by Agent Bank.  Nothing herein shall limit any rights and remedies the Agent Bank or the Lenders may have in respect of any such failure to timely comply with Section 5.08(a), (b), (c), (d) or (e).”

(z)            Mandatory Prepayments/Commitment Reductions.  Article II of the Existing Credit Agreement is hereby amended by adding a new Section 2.15 thereto as follows:

“Section 2.15.        Mandatory Prepayments; Aggregate Commitment Reductions.  Borrowers shall prepay or Cash Collateralize (if applicable) the Obligations as follows:

a.             If, at any time after the Second Amendment Effective Date, any Borrower or any Subsidiary of a Borrower sells or otherwise disposes of any property (other than as permitted under Section 6.12(a) and Section 6.12(b)), Borrowers shall, not later than five (5) Banking Business Days after the completion of such sale or other disposition, prepay the outstanding Obligations in the manner set forth in Section 2.15(d), in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds (other than Phase II SGLVI Net Proceeds up to $2,000,000 so long as no Event of Default has occurred and is continuing) from such sale or disposition.  Notwithstanding the foregoing, Borrowers shall not be required to make a prepayment pursuant to this Section 2.15(a) with respect to any sale or other disposition made under Section 6.12(c) (a “Relevant Sale”) if Borrowers reinvest such Net Proceeds in assets used or useful in their business within one hundred eighty (180) days after the date of such Relevant Sale.  Upon the Agent Bank’s request, Borrowers shall provide proof, reasonably satisfactory to the Agent Bank, that such Net Proceeds have been reinvested within such one hundred eighty (180) day period.  If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement assets, the one hundred eighty (180) day period provided in the preceding sentence shall elapse, a mandatory prepay event is triggered under Section 2.15(b) or an Event of Default shall occur, then Borrowers shall promptly prepay the Obligations in the amount and in the manner described in Section 2.15(d).

b.             If, at any time after the Second Amendment Effective Date, the Borrower Consolidation or any member thereof would have an obligation to redeem, prepay or otherwise purchase or have an obligation to make an offer to redeem, prepay, or otherwise purchase Senior Unsecured Notes (including any Indebtedness under any refinancing thereof) or the Senior Subordinated Notes or all or any portion of the amounts owing thereunder (for example under Section 4.13 of the Senior Unsecured Indenture and Section 4.13 of the Senior Subordinated Indenture), then not later than five (5) Banking Business Days prior to the date such obligation would otherwise arise in respect of the

Senior Unsecured Notes (including any Indebtedness under any refinancing thereof) or the Senior Subordinated Notes Borrowers shall prepay the outstanding Obligations in the manner set forth in Section 2.15(d), in an aggregate principal amount equal to the amount necessary to cause any such obligation in respect of the Senior Unsecured Notes (including any Indebtedness under any refinancing thereof) or the Senior Subordinated Notes to not arise.  Notwithstanding the foregoing, in no event shall the Borrower Consolidation or any member thereof have an obligation to make a prepayment under this Section 2.15(b) upon the occurrence of a “Required Regulatory Redemption” under Section 3.8 of the Senior Subordinated Indenture.

c.             If, at any time after the Second Amendment Effective Date, a Change of Control shall occur, Borrowers shall within five (5) Banking Business Days thereafter, prepay the outstanding Obligations in the manner set forth in Section 2.15(d), in an aggregate principal amount equal to one hundred percent (100%) of the Obligations outstanding.

d.             The amount of all required prepayments shall be applied as follows:  (A) to prepay the Swingline Loans to the extent Swingline Loans are then outstanding, (B) then to prepay the loans, advances and all other Obligations (other than L/C Exposure) to the extent loans, advances and other Obligations (other than L/C Exposure) are then outstanding and (C) otherwise, to cash collateralize the Obligations in an amount equal to the L/C Exposure in form and substance satisfactory to the Agent Bank, which cash collateral will be applied to any loans or advances or reimbursement obligations or other payment obligations that exist or arise hereunder from and after the date such cash collateral has been pledged as contemplated herein, and if such L/C Exposure has been reduced to zero and no other Obligations are outstanding, then such cash collateral will be delivered to the persons legally entitled thereto.  As of the date any prepayment is required under this Section 2.15, the Aggregate Commitment shall be automatically reduced by the amount of the prepayment required under this Section 2.15.

e.             The Aggregate Commitment shall be automatically and permanently reduced to zero on the earlier of (i) the date that a Change of Control occurs and (ii) the Maturity Date.”

(aa)         Subsidiaries.  Section 4.24 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“As of the Second Amendment Effective Date, no member of the Borrower Consolidation has any Subsidiaries that are not members of the Borrower Consolidation, other than those Subsidiaries existing as of the Second Amendment Effective Date which are described on the Schedule of Restricted and Unrestricted Subsidiaries attached to the Second Amendment as Schedule 4.24.”

(bb)         Senior Unsecured Indenture.  The last two sentences of Section 4.27 of the Existing Credit Agreement are hereby amended and restated in their entirety as follows:

“No Default or Event of Default under and as defined in the Senior Unsecured Indenture (including any successor Indenture or governing document) and the Borrower Consolidation has done all things required to be done to keep unimpaired its rights thereunder.  This Credit Agreement, the Loan Documents, the Bank Facilities and all Obligations (including Swingline Loans and all other loans and advances hereunder from and after such Swingline Loans, loans and advances are made and including Letters of Credit from and after the date such Letters of Credit are issued) are permitted under the terms of the Senior Unsecured Indenture.”

(cc)         Senior Subordinated Indenture.  The last two sentences of Section 4.28 of the Existing Credit Agreement are hereby amended and restated in their entirety as follows:

“No Default or Event of Default under and as defined in the Senior Subordinated Indenture (including any successor Indenture or governing document) and the Borrower Consolidation has done all things required to be done to keep unimpaired its rights thereunder.  This Credit Agreement, the Loan Documents, the Bank Facilities and all Obligations (including Swingline Loans and all other loans and advances hereunder from and after such Swingline Loans, loans and advances are made and including Letters of Credit from and after the date such Letters of Credit are issued) are permitted under the terms of the Senior Subordinated Indenture, and all Obligations (including Swingline Loans and all other loans and advances hereunder from and after such Swingline Loans, loans and advances are made and including Letters of Credit from and after the date such Letters of Credit are issued) are “Senior Debt” and “Designated Senior Debt” as defined in the Senior Subordinated Indenture.”

(dd)         Compliance Certificate.  Section 5.08(e) of the Existing Credit Agreement is hereby amended by adding the following to the end of such Section:

“The Compliance Certificate shall also include (i) a representation by the Borrowers that they have taken all steps necessary to prevent having an obligation to redeem, prepay or otherwise purchase or an obligation to make an offer to redeem, prepay or otherwise purchase (A) any Senior Unsecured Notes or any portion thereof (including any Indebtedness of any refinancing thereof) under Section 4.13 of the Senior Unsecured Indenture (and any successor section) or (B) any Senior Subordinated Notes or any portion thereof under Section 4.13 of the Senior Subordinated Indenture (and any successor section) and (ii) a brief explanation in narrative form which explains those steps.”

(ee)         Asset Sales.  Section 5.08 of the Existing Credit Agreement is hereby amended and restated in its entirety by adding thereto the following clause “(i)” immediately after clause “(h)”:

“i.  Within three (3) Banking Business Days after each sale or any other disposition of any assets by any Borrower or any Subsidiary of a Borrower, the Borrowers shall promptly notify the Agent Bank in writing of: (I) the date of such sale or other disposition, (II) the assets that were sold or otherwise disposed of, (III) the consideration received by the Borrowers for such sale or other disposition, (IV) the amount of “Net Cash Proceeds” (as such term is defined in the Senior Subordinated Indenture) received from such sale or other disposition and (V) the amount of “Net Cash Proceeds” (as such term is defined in the Senior Unsecured Indenture, or if there is an Acceptable Senior Refinancing, the analogous term (if any) in the documents entered into in connection therewith) received from such sale or other disposition.”

(ff)           Prohibition on Prepayment or Defeasance of Senior Unsecured Debt.  Section 5.25 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.25.    Prohibition on Prepayment or Defeasance of Senior Unsecured Debt.  Notwithstanding anything contained in the Credit Agreement to the contrary, no member of the Borrower Consolidation shall, except with the prior written consent of the Requisite Lenders, pay, prepay, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, the Senior Unsecured Notes or Senior Subordinated Notes or any Subordinated Obligations, except for (i) a refinance of the Senior Unsecured Notes pursuant to an Acceptable Senior Refinancing by October 1, 2009, (ii) regularly scheduled payments of interest in respect of such Senior Unsecured Notes required pursuant to the instruments evidencing such Senior Unsecured Notes and the Senior Unsecured Indenture, (iii) regularly scheduled payments of interest in respect of such Senior Subordinated Notes required pursuant to the instruments evidencing such Senior Subordinated Notes and the Senior Subordinated Indenture to the extent such payments are not blocked or prohibited under the terms of such Senior Subordinated Notes and the Senior Subordinated Indenture, (iv) the principal amount of any Regulatory Redemption required by any Gaming Authority and (v) with respect to any other Subordinated Obligations, payments expressly permitted by the terms of such Subordinated Obligations and the subordination provisions related thereto, in each case, which have been approved by the Requisite Lenders in their sole discretion as contemplated by this Credit Agreement.   Notwithstanding anything contained in the Credit Agreement to the contrary, no member of the Borrower Consolidation shall, except with the prior written consent of the Requisite Lenders, supplement, modify, amend, restate, extend or otherwise change the terms of the Senior Unsecured Notes (including any refinancing thereof), the Senior Unsecured Indenture (including any refinancing thereof), the Senior Subordinated Notes, the Senior Subordinated Indenture or any document related thereto or any document, instrument or agreement evidencing or governing or any Subordinated Obligations.

(gg)         Total Leverage Ratio.  Section 6.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.01. Total Leverage Ratio.  Commencing as of the Fiscal Quarter ending on March 31, 2008 and continuing as of each Fiscal Quarter end until Bank Facilities Termination, the Borrower Consolidation shall maintain a Total Leverage

Ratio no greater than the ratios described hereinbelow as of the end of each Fiscal Quarter in accordance with the following schedule, to be calculated for a fiscal period consisting of each such Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter Basis:

Fiscal Quarter End	Maximum Total Leverage Ratio

As of the end of the Fiscal Quarter ending on March 31, 2008	6.35 to 1.00

As of the end of the Fiscal Quarter ending on June 30, 2008	6.25 to 1.00

As of the end of the Fiscal Quarter ending on September 30, 2008	5.75 to 1.00

As of the end of the Fiscal Quarter ending on December 31, 2008	5.25 to 1.00

As of the end of the Fiscal Quarter ending on March 31, 2009 and as of the end of the Fiscal Quarter ending on June 30, 2009	5.00 to 1.00

As of the end of the Fiscal Quarter ending on September 30, 2009 and as of the end of the Fiscal Quarter ending on December 31, 2009	4.75 to 1.00

As of the end of the Fiscal Quarter ending on March 31, 2010 and as of the end of each Fiscal Quarter end occurring thereafter until the Bank Facilities Termination	4.50 to 1.00”

(hh)         Adjusted Fixed Charge Coverage Ratio.  Section 6.03 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.03.   Adjusted Fixed Charge Coverage Ratio.  Commencing as of the Fiscal Quarter ending on June 30, 2008 and continuing as of each Fiscal Quarter end until Bank Facilities Termination, the Borrower Consolidation shall maintain an Adjusted Fixed Charge Coverage Ratio no less than the ratios described hereinbelow as of the end of each Fiscal Quarter in accordance with the following schedule:

Fiscal Quarter End	Minimum Adjusted Fixed Charge Coverage Ratio

As of the end of the Fiscal Quarter ending on June 30, 2008	1.00 to 1.00

As of the end of the Fiscal Quarter ending on September 30, 2008	1.10 to 1.00

As of the end of the Fiscal Quarter ending on December 31, 2008 and as of each Fiscal Quarter end occurring thereafter until Bank Facilities Termination	1.25 to 1.00”

(ii)           Minimum Tangible Net Worth.  Section 6.04 of the Existing Credit Agreement is hereby amended and restated in its entirety by replacing it with “[Reserved]”.

(jj)           Limitation of Indebtedness.  Section 6.05 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.05.  Limitation on Indebtedness.  The Borrower Consolidation shall not owe or incur any Indebtedness, except as specifically permitted below:

a.             Aggregate Outstandings under the Bank Facilities and all other Obligations under the Loan Documents;

b.             Interest Rate Hedges up to the aggregate notional amount no greater than the Aggregate Commitment as of any date of determination ;

c.             Indebtedness owing by the Borrower Consolidation under the Senior Unsecured Notes up to an aggregate principal amount equal to One Hundred Thirty Million Dollars ($130,000,000) less any repayments of principal or redemptions thereof; provided, however, that the Borrower Consolidation may refinance such permitted amount of Indebtedness if such refinancing is consummated pursuant to an Acceptable Senior Refinancing;

d.             Indebtedness owing by the Borrower Consolidation under the Senior Subordinated Notes up to an aggregate principal equal to One Hundred Twenty Five Million Dollars ($125,000,000) less any repayments of principal or redemptions thereof;

e.             Secured purchase money Indebtedness and Capital Lease Liabilities relating to FF&E used and to be used in connection with the Hotel/Casino Facilities (collectively “FF&E Financing”) that were incurred prior to the Second Amendment Effective Date up to the maximum aggregate principal not to exceed $36,000,000 (less the amount of any payments made thereon);

f.              Contingent Liabilities to the extent permitted under Section 6.08;

g.             Unsecured trade payables incurred in the ordinary course of business less than one hundred twenty (120) days past due;

h.             Indebtedness evidenced by the National City Loan in the approximate amount of Two Million Five Hundred Thousand Dollars ($2,500,000) less any repayments of the principal thereof;

i.  Indebtedness incurred prior to the Second Amendment Effective Date for the purpose of financing premiums on Directors’ and Officers’ Liability Insurance Coverage up to the aggregate amount of One Million Dollars ($1,000,000.00) at any time outstanding; and

j.              Subordinated Obligations incurred after the Second Amendment Effective Date; provided that (i) after giving effect to the incurrence of such Indebtedness (if a revolver, treated as if fully drawn), the Borrower Consolidation is in pro forma compliance with Section 6.01 (Total Leverage Ratio) as if such Indebtedness had been incurred as of the end of the most recently ended Fiscal Quarter and the Borrower shall have provided the Agent Bank with a certificate in form and substance acceptable to the Agent Bank demonstrating such compliance and (ii) such Indebtedness is on terms and conditions and pursuant to documentation (including rate, tenor, amount, security and subordination) reasonably satisfactory to the Requisite Lenders in the sole discretion and the Requisite Lenders consent thereto is evidenced in writing.”

(kk)         Restrictions on Distributions.  Section 6.06 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.06.        Restrictions on Distributions.  Unless approved in writing by the Requisite Lenders, no member of the Borrower Consolidation shall make any Distribution other than (a) a Distribution to other members of the Borrower Consolidation or (b) Distributions made from and after the Second Amendment Effective Date to MTR Harness or JRI so long as such Distributions in MTR Harness or JRI (when added to all Investments made from and after the Second Amendment Effective Date in MTR Harness and JRI) do not exceed $1,250,000 in the aggregate.”

(ll)           Capital Expenditure Requirements.  Section 6.07 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.07.  Capital Expenditure Requirements.  Unless approved in writing by the Requisite Lenders, no member of the Borrower Consolidation shall make any Capital Expenditures, except a member of the Borrower Consolidation may make a Capital Expenditure if the amount of such Capital Expenditures plus the aggregate amount of any other Capital Expenditures made by any member of the Borrower Consolidation during the Fiscal Year in which such proposed Capital Expenditure is to occur does not exceed Sixteen Million Seven Hundred Thousand Dollars ($16,700,000); provided, however, that the Borrower Consolidation may make Capital Expenditures for any Fiscal Year in excess of the Sixteen Million Seven Hundred Thousand Dollars ($16,700,000) permitted above so long as (i) such Capital Expenditures are necessary for a Borrower to comply with the rules and regulations mandated by any Gaming Authority and (ii) the total amount of Capital Expenditures does not exceed (I) for Fiscal Year 2008 and 2009, $33,400,000 and (II) for the first Fiscal Quarter of 2010, $4,175,000.  In the event that Borrower Consolidation makes permitted Capital Expenditures for any Fiscal Year in excess of the Sixteen Million Seven Hundred Thousand Dollars ($16,700,000) permitted above, then the amount of permitted Capital Expenditures for the immediately following Fiscal Year shall be reduced by the amount of such excess.”

(mm)       Contingent Liabilities.  The first sentence of Section 6.08 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Unless approved in writing by the Requisite Lenders, the Borrower Consolidation shall not directly or indirectly incur any Contingent Liability(ies) without the prior written consent of the Requisite Lenders (other than Contingent Liability(ies) as to JRI or MTR Harness so long as the payment of such Contingent Liability(ies), if necessary, would be permitted by Section 6.06(b) and Section 6.09(m)).”

(nn)         Investments.  Section 6.09 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.09.        Investment Restrictions.  Unless approved in writing by the Requisite Lenders, the Borrower Consolidation shall not make any Investments (whether by way of loan, stock purchase, capital contribution, or otherwise), except for Investments in the following:

a. Cash, Cash Equivalents and direct obligations of the United States Government so long as Agent Bank for the benefit of the Banks has a fully-perfected, first priority lien on and security interest in any such Cash, Cash Equivalents or direct obligations (subject to Permitted Encumbrances);

b.  Prime commercial paper (AA rated or better) so long as Agent Bank for the benefit of the Banks has a fully-perfected, first priority lien on and security interest in any such prime commercial paper (subject to Permitted Encumbrances);

c.  Certificates of Deposit or Repurchase Agreement issued by a commercial bank having a capital surplus in excess of One Hundred Million Dollars ($100,000,000.00) so long as Agent Bank for the benefit of the Banks has a fully-perfected, first priority lien on and security interest in any such Certificates of Deposit or Repurchase Agreement (subject to Permitted Encumbrances);

d.  Money market or other funds of nationally recognized institutions investing solely in obligations described in (a), (b) and (c) above so long as Agent Bank for the benefit of the Banks has a fully-perfected, first priority lien on and security interest in any such money market or other funds (subject to Permitted Encumbrances);

e.  Insider Cash Loans originated prior to the Second Amendment Effective Date in an aggregate principal amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) at any one time less any repayments thereof;

f.  Insider Non-Cash Loans originated prior to the Second Amendment Effective Date to the extent permitted by Law;

g. Capital Expenditures to the extent permitted under Section 6.07;

h.  [Reserved];

i.  [Reserved];

j.  [Reserved];

k.  On and after the Original Closing Date but prior to the Second Amendment Effective Date, Investments made in MTR Harness in an aggregate amount not to exceed at any one time Twelve Million Five Hundred Thousand Dollars ($12,500,000.00);

l.  On and after the Original Closing Date but prior to the Second Amendment Effective Date, Investments made in JRI in an aggregate amount not to exceed Five Million Dollars ($5,000,000.00); provided that if Pine Hollow Golf Course Property was purchased with the proceeds of Investments made in JRI, the Borrowers shall have caused such property to be encumbered as additional Collateral hereunder subject to the New Acquisition Certifications; and

m.  Investments made from and after the Second Amendment Effective Date in MTR Harness or JRI so long as such Investments (when added to all Distribution made from and after the Second Amendment Effective Date to MTR Harness and JRI) do not exceed $1,250,000 in the aggregate.”

(oo)         Sale of Assets, Consolidation, Merger, or Liquidation.  Section 6.12 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.12.  Sales of Assets, Consolidation, Merger, or Liquidation.  Unless approved in writing by the Requisite Lenders, no member of the Borrower Consolidation shall wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (except a merger or consolidation with another entity within the Borrower Consolidation), or convey, sell, lease or otherwise dispose of (or make an agreement to do any of the foregoing at any time prior to Bank Facilities Termination) all or any material part of its respective property or assets (except to another entity within the Borrower Consolidation), except that the following shall be permitted:

a.                                       The Borrower may make sales of inventory in the ordinary course of business;

b.                                      So long as no Default or Event of Default shall have occurred and remains continuing and the Borrowers comply with the notice requirements set forth in Section 5.08(i), the Borrowers may in the ordinary course of business and subject to the provisions of subsection (c) hereinbelow, sell FF&E and other items of personal property Collateral that are, in Borrowers’ prudent business judgment, obsolete or no longer necessary for the Borrower Consolidation’s business objectives;

c.                                       So long as no Default or Event of Default shall have occurred and remains continuing, the Borrowers use the Net Proceeds therefrom to prepay or Cash Collateralize (if applicable) the Obligations or reinvest such Net Proceeds in accordance with Section 2.15 and the Borrowers comply with the notice requirements set forth in Section 5.08(i), the Borrowers may sell or otherwise dispose of any Non-Core Assets; and

d.                                      So long as no Default or Event of Default shall have occurred and remains continuing and the Borrowers use the Net Proceeds therefrom (other than the Phase II SGLVI Net Proceeds up to $2,000,000) to prepay or Cash Collateralize (if applicable) the Obligations or reinvest such Net Proceeds in accordance with Section 2.15(a) and the Borrowers comply with the notice requirements set forth in Section 5.08(i), the Borrowers may sell or otherwise dispose of the SGLVI Collateral.”

(pp)                          Events of Default – Section 7.01(b).  Section 7.01(b) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“b.                                Borrowers shall have defaulted in the payment of any principal owing in respect of the Obligations, or Borrowers shall have defaulted in the payment of interest on the Revolving Credit Note or Swingline Note when due, and such default on interest continues for a period of more than five (5) days;”

(qq)                          Events of Default – Section 7.01(x).  Section 7.01(x) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“x.                                  The Senior Unsecured Notes are not fully refinanced pursuant to an Acceptable Senior Refinancing by October 1, 2009; or”

(rr)                                Events of Default – Section 7.01(y).  Section 7.01 of the Existing Credit Agreement is hereby amended by adding a new Section 7.01(y) thereto as follows:

“y.                                Any trustee for, or any holder of, any Subordinated Obligations asserts in writing that any such Subordinated Obligations (or any portion thereof) is not subordinated to the Obligations in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations); or any event occurs which gives the holder or holders of such Subordinated Obligations (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligations due before the date on which it otherwise would become due, or the right to require the issuer thereof, to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of any Subordinated Obligations, or a final judgment is entered by a court of competent jurisdiction that any Subordinated Obligations (or any portion thereof) is not subordinated in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations) to the Obligations.”

(ss)                            Replacement Schedules and Exhibits.

(i)                                     Schedule 2.01(a) of the Existing Credit Agreement is hereby amended and restated in its entirety with Schedule 2.01(a) attached hereto.

(ii)                                  Schedule 2.01(c) of the Existing Credit Agreement is hereby amended and restated in its entirety with Schedule 2.01(c) attached hereto.

(iii)                               Schedule 4.24 of the Existing Credit Agreement is hereby amended and restated in its entirety with Schedule 4.24 attached hereto.

(iv)                              Exhibit A of the Existing Credit Agreement is hereby amended and restated in its entirety with Exhibit A attached hereto.

(v)                                 Exhibit D of the Existing Credit Agreement is hereby amended and restated in its entirety with Exhibit D attached hereto.

SECTION 3.                            Amendment Fee.  In addition to all other amounts payable by the Borrowers to the Agent Bank and/or the Lenders, on the Second Amendment Effective Date, Borrowers shall pay to the Agent Bank, for the account of each Lender that has executed and delivered this Second Amendment on or prior to the Second Amendment Effective Date, a non-refundable amendment fee in an amount equal to 1.00% of such Lender’s Syndication Interest of the Aggregate Commitment as of the Second Amendment Effective Date after giving effect to this Second Amendment (collectively, the “Amendment Fees”).  The Amendment Fees are fully earned, due and payable as of the Second Amendment Effective Date.

SECTION 4.                            Conditions Precedent to the Effectiveness of this Second Amendment.  The limited waiver contained in Section 1 above and the amendments contained in Section 2 above are conditioned upon satisfaction of the following conditions (the first date on which all of the following conditions have been satisfied being referred to herein as the “Second Amendment Effective Date”):

(a)           Due execution and delivery by Borrowers and Banks of eight (8) duplicate originals of this Second Amendment;

(b)           Due execution and delivery by Borrowers of the original Revolving Credit Note (Second Restated);

(c)           A certificate, duly executed and delivered by the Secretary of each Borrower, certifying a true and correct copy of the resolutions for each of the Borrowers authorizing each respective Borrowers to enter into all documents and agreements to be executed by it pursuant to this Second Amendment and further authorizing and empowering the officer or officers who will execute such documents and agreements with the authority and power to execute such documents and agreements on behalf of each respective corporation;

(d)                                 Except for LIBOR interest payments (which shall be due and payable as set forth in Section 2.05(b) of the Existing Credit Agreement), Borrowers have paid all accrued but unpaid interest on the Obligations, Commitment Fees that are due and payable, and Letter of Credit Fees for each Letter of Credit outstanding under the Existing Credit Agreement;

(e)                                  Borrowers shall have caused their attorneys to deliver a legal opinion reasonably satisfactory to Agent Bank;

(f)                                    Agent Bank shall have received, on behalf of the Lenders that have executed and delivered this Second Amendment as of the Second Amendment Effective Date, the Amendment Fees;

(g)                                 Reimbursement to Agent Bank by Borrowers for all fees and out-of-pocket expenses incurred by Agent Bank in connection with the Second Amendment and invoiced as of the Second Amendment Effective Date, but not limited to, attorneys’ fees of Orrick, Herrington & Sutcliffe LLP and all other like expenses remaining unpaid as of the Second Amendment Effective Date; and

(h)                                 Such other documents, instruments or conditions as may be reasonably required by Agent Bank.

SECTION 5.                         Representations and Warranties.  In order to induce the Agent Bank and the Requisite Lenders to enter into this Second Amendment and to amend the Existing Credit Agreement in the manner provided in this Second Amendment, Borrowers represent and warrant to the Agent Bank and each Bank as follows:

(a)                                  Power and Authority.  Borrowers have all requisite corporate power and authority to enter into this Second Amendment and the Revolving Credit Notes (Second Restated) and to carry out the transactions contemplated by, and perform their obligations under, the Credit Agreement.

(b)                                 Authorization of Agreements.  The execution and delivery of this Second Amendment by Borrowers and the performance of the Credit Agreement by Borrowers has been duly authorized by all necessary action, and this Second Amendment and the Revolving Credit Notes (Second Restated) have been duly executed and delivered by Borrowers.

(c)                                  Enforceability.  Each of this Second Amendment, the Revolving Credit Notes (Second Restated) and the Credit Agreement constitutes the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, other similar laws affecting the enforcement of creditors’ rights in general or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)                                 No Conflict.  The execution and delivery by Borrowers of this Second Amendment, the Revolving Credit Notes (Second Restated) and the performance by Borrowers of each of this Second Amendment, the Revolving Credit Notes (Second Restated) and the Credit Agreement do not and will not (i) violate any law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which Borrowers are subject, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate any indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument to which any Borrower is bound or (iii) result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of their respective property or assets.

(e)                                  Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Borrowers of this Second Amendment and the Revolving Credit Notes (Second Amendment).

(f)                                    Representations and Warranties in the Credit Agreement.  Borrowers confirm that, as of the Second Amendment Effective Date, the representations and warranties contained in the Credit Agreement are (after giving effect to this Second Amendment) true and correct in all material respects (except to the extent any such representation and warranty is expressly stated to have been made as of a specific date, in which case it shall be true and correct as of such specific date) and that no Default has occurred and is continuing.

SECTION 6.                          Releases.  In further consideration of this Second Amendment, each Borrower hereby (i) represents that it has no defenses to or setoffs against any Obligations owing to the Banks nor claims against the Banks for any matter whatsoever, related to or unrelated to the Obligations, (ii) waives, releases and forever discharges each of the Banks and their respective agents, officers and directors, from any and all known and unknown claims, actions, causes of action, demands, setoffs, damages, causes, suits, accounts, controversies and reckonings, in law or in equity, filed or otherwise, which they or any of them have or may have against the Banks, or any of them, by reason of any matter, facts, cause, act or thing of any conceivable kind or character, whatsoever, occurring on or prior to the date of execution hereof, which in any way, directly or indirectly relates to, concerns, arises out of or is founded upon this Second Amendment and/or the documentation, obligations and transactions evidenced by the Credit Agreement or any of the Loan Documents.

SECTION 7.                          Miscellaneous.

(a)                                  Reference to and Effect Upon the Existing Credit Agreement and other Loan Documents.

(i)                                     Except as specifically amended by this Second Amendment and the documents executed and delivered in connection herewith, the Existing Credit Agreement and each other Loan Document shall remain in full force and effect and each is hereby ratified and confirmed by the Borrower.  Without limiting the foregoing, the Liens granted pursuant to the Security Documents shall continue in full force and effect.

(ii)                                  Each reference in the Existing Credit Agreement to “this Credit Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in any other Loan Document to the Existing Credit Agreement or any word or words of similar import shall be and mean a reference to the Credit Agreement as amended hereby.

(iii)                               The execution and delivery of this Second Amendment and performance of the Credit Agreement shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent Bank or the Lenders under the Existing Credit Agreement or any of the other Loan Documents.

(iv)                              If there is any conflict between the terms and provisions of this Second Amendment and the terms and provisions of the Existing Credit Agreement or any other Loan Document, the terms and provisions of this Second Amendment shall govern.

(b)                                 Additional Modifications.  Upon the reasonable request of the Agent Bank, the Borrowers shall deliver and cause to be delivered such amendments, documents, supplements, modifications (including amendments to any Security Documentation) in connection with the Loan Documents and take such steps (including cooperation in obtaining title endorsements and the like) as reasonably requested by the Agent Bank in furtherance of the intent of the parties and to further clarify the Loan Documents if deemed reasonably necessary or advisable by the Agent Bank.

(c)                                  Further Assurances.  Borrowers shall deliver to Agent Bank such documents requested by the Agent Bank in furtherance of the transaction contemplated in the Loan Documents, the Credit Agreement and this Second Amendment as well as second amended and restated mortgages and deeds of trust, second amendment endorsements to the Title Insurance Policies, security agreements, pledge agreements, lessor consents and estoppels (containing appropriate mortgagee and lender protection language), control agreements, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings and landlord waivers) as Agent Bank may reasonably request to:

(i)                                     grant, perfect, maintain, protect and evidence security interests in favor of the Agent Bank, for the benefit of the Banks, in any or all present and future property of Borrowers and Restricted Subsidiaries prior to the Liens or other interests of any Person, except for Permitted Encumbrances; and

(ii)                                  otherwise establish, maintain, protect and evidence the rights provided to the Agent Bank, for the benefit of the Banks, pursuant to the Security Documentation.

Borrowers shall fully cooperate with the Agent Bank and the Lenders and perform all additional acts reasonably requested by the Agent Bank to effect the purposes of this Section 7(b).

(d)                                 Expenses.  Borrowers acknowledges that all costs and expenses of the Agent Bank incurred in connection with this Second Amendment and the related Loan Documents will be paid in accordance with Section 10.20 of the Credit Agreement.

(e)                                  Headings.  Section and subsection headings in this Second Amendment are included for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose or be given any substantive effect.

(f)                                    Counterparts.  This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Transmission by telecopier or electronic mail of an executed counterpart of this Second Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

(g)                                 Governing Law.  This Second Amendment shall be governed by and construed according to the laws of the State of Nevada without reference to conflicts of law rules.  The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of this Second Amendment, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment as of the date first above written.

BORROWERS:

MTR GAMING GROUP, INC.,
a Delaware corporation

By	/s/ Edson R. Arneault
Edson R. Arneault
President

MOUNTAINEER PARK, INC.,
a West Virginia corporation

By	/s/ Edson R. Arneault
Edson R. Arneault
President

SPEAKEASY GAMING OF LAS VEGAS, INC.,
a Nevada corporation

By	/s/ Edson R. Arneault
Edson R. Arneault
President

PRESQUE ISLE DOWNS, INC.,
a Pennsylvania corporation

By	/s/ Edson R. Arneault
Edson R. Arneault
President

SCIOTO DOWNS, INC.,
an Ohio Corporation

By	/s/ Edson R. Arneault
Edson R. Arneault
President

BANKS

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Agent Bank, Lender, Swingline
Lender and L/C Issuer

By:	/s/ James Neil
James Neil
Vice President

NATIONAL CITY BANK, successor by merger to
NATIONAL CITY BANK OF PENNSYLVANIA,
Lender

By	/s/ Emil Kwaczala
Name: Emil Kwaczala
Title: Vice President

CIT LENDING SERVICES CORPORATION,
Lender

By	/s/ Anthony Holland
Name: Anthony Holland
Title:, Vice President

PNC BANK
Lender

By	/s/ Trey Brown
Name: Trey Brown
Title: Vice President

FIFTH THIRD BANK,
Lender

By	/s/ Neil Corry - Roberts
Name: Neil Corry - Roberts
Title: Vice President

CITIZENS BANK OF PENNSYLVANIA,
Lender

By	/s/ Euclid B. Noble
Name: Euclid B. Noble
Title: Vice President

COMMERZBANK AG,
NEW YORK AND GRAND CAYMAN
BRANCHES
Lender

By	/s/ Werner Schmidbauer
Name: Werner Schmidbauer
Title: SVP

By	/s/ Karla Wirth
Name: Karla Wirth
Title: AVP